Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into on this 2nd day of July, 2020 by and between, on the one hand, Jeffrey C. Hawken (“Mr. Hawken”) and, on the other hand, Kilroy Realty Corporation, a Maryland corporation (“Company”), and Kilroy Realty, L.P., a Delaware limited partnership (“Operating Partnership”, and Company and Operating Partnership referred to collectively as “KRC”). KRC and Mr. Hawken may be referred to herein jointly as “the Parties” or individually as “the Party.”

RECITALS

WHEREAS, Mr. Hawken has been employed by KRC as Executive Vice President, Chief Operating Officer and Assistant Secretary and President and COO of Kilroy Realty Finance, Inc.;

WHEREAS, Mr. Hawken has been employed pursuant to that certain Employment Agreement for Jeffrey C. Hawken (as amended and restated as of December 31, 2015, and as mutually extended by the Parties until March 1, 2021) (the “Employment Agreement”);

WHEREAS, the Parties have agreed that Mr. Hawken’s employment with KRC will terminate on July 13, 2020 (the “Separation Date”) on the terms and conditions set forth in this Agreement;

WHEREAS, Mr. Hawken is also a party to that certain Non-Competition, Non-Solicitation and Non-Disclosure Agreement with KRC dated as of December 31, 2015 (the “Confidentiality Agreement”) and that certain Indemnification Agreement with KRC dated as of January 4, 2010 (the “Indemnification Agreement”); and

WHEREAS, KRC and Mr. Hawken understand and acknowledge that each of them is waiving legal rights or claims by signing the Agreement, and that each of them voluntarily enters into the Agreement with a complete understanding of its terms and with the intent to be bound thereby;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, KRC and Mr. Hawken agree as follows:

1SEPARATION FROM EMPLOYMENT

1.1    Mr. Hawken acknowledges and agrees that he has continuing obligations under the Employment Agreement to fulfill his duties and responsibilities while employed by KRC through the Separation Date, including cooperating with and supporting an orderly transition of his duties and projects.

1.2    On the Separation Date, Mr. Hawken shall cease to be an employee of KRC. Mr. Hawken hereby irrevocably resigns as an officer, director, manager and in each and every other capacity with each of Company and Operating Partnership, and with each of their respective Affiliates (as such term is defined below), effective as of the Separation Date. KRC accepts such resignations. KRC shall continue to pay Mr. Hawken’s regular salary, and provide him with his regular benefits, through and until the Separation Date. For clarity, Mr. Hawken acknowledges and agrees that he is not entitled to any additional equity awards, bonus or other forms of incentive compensation. Mr. Hawken agrees that the Separation Date shall constitute the date of Mr. Hawken’s “separation from service” from KRC (within the meaning of Internal Revenue Code Section 409A and the guidance promulgated thereunder). Mr. Hawken has no further rights pursuant to the Employment Agreement (except as expressly set forth herein); provided, however, that should Mr. Hawken’s employment terminate as a result of a termination for Cause (as defined in the Employment Agreement) or a voluntary termination without Good Reason (as defined in the Employment Agreement) by Mr. Hawken prior to the Separation Date, the applicable termination provisions of the Employment Agreement shall control and this Separation Agreement shall be null and void. In the event of Mr. Hawken’s death or Disability or termination without Cause prior to the Separation Date, Mr. Hawken (or his estate, if applicable) shall receive the payments hereunder as if he had terminated employment on the Separation Date. As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Company or Operating Partnership (or Company and Operating Partnership together); (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

1.3    Except as expressly authorized by KRC in writing, on and after the Separation Date, Mr. Hawken shall not represent or act, directly or indirectly, for or on behalf of, or otherwise as an agent of, KRC or any one of the KRC Released Parties (as such term is defined below).

1.4    On the Separation Date, KRC shall deliver to Mr. Hawken a final paycheck consisting of his accrued and unpaid salary and his accrued but unused vacation and any unused floating holiday hours based on Mr. Hawken’s current regular base salary rate. The Parties agree that Mr. Hawken’s accrued but unused vacation time as of the date of this Agreement is approximately 1,048.2 hours and there are no unused floating holiday hours as of the date of this Agreement.

1.5    KRC will maintain Mr. Hawken’s personnel file and any financial information that Mr. Hawken provided to KRC in a confidential manner. Mr. Hawken’s personnel and payroll records shall reflect that he was involuntarily separated from employment due to business reasons. Mr. Hawken shall direct prospective employers to the Human Resources Department which will respond to any request for a reference by providing dates of employment and last held position, unless written authorization is provided by Mr. Hawken to disclose his most recent regular base salary.

1.6    Except as expressly provided for in this Section 1 (or in Section 2 provided the applicable conditions therein are satisfied): (i) Mr. Hawken acknowledges and agrees that all obligations of KRC to pay salary, benefits, discretionary bonus, vacation and floating holiday pay, cash bonus and equity or other awards, deferred compensation, auto allowance, separation pay, incentive pay, 401(k) contributions (including the KRC matching contribution) or any other employee benefits, or any other compensation or remuneration of any kind in connection with Mr. Hawken’s employment with KRC, or in connection with the notice of termination of employment and termination of his employment and his separation therefrom, shall cease as of the Separation Date; and (ii) that no compensation, benefits, or other payments or remuneration shall be due or owing to Mr. Hawken from KRC or any of the KRC Released Parties (under the Employment Agreement or otherwise), in connection with Mr. Hawken’s service as an officer or employee, in connection with the termination of Mr. Hawken’s service, or otherwise, on or after the date of this Agreement. Nothing stated herein shall amend any benefit plans in which Mr. Hawken is a participant that are subject to the Employee Retirement Income Security Act of 1974, as amended.

1.7    Without limiting the generality of Section 1.6, the employee benefits provided for in Section 5(b) of the Employment Agreement shall terminate as of the Separation Date. KRC shall reimburse Mr. Hawken in the ordinary course for any expenses incurred by Mr. Hawken prior to the Separation Date that are reimbursable pursuant to Section 5(b)(ii) or Section 5(b)(iii) of the Employment Agreement and have not theretofore been reimbursed. In addition, KRC shall reimburse Mr. Hawken in the ordinary course for any reasonable business expenses and disbursements incurred by Mr. Hawken prior to the Separation Date in connection with his duties for KRC, to the extent such expenses have not previously been reimbursed, subject to and in accordance with KRC’s general expense reimbursement policies. Mr. Hawken agrees that he will submit customary documentation of such expenses to KRC promptly after the Separation Date (or earlier). Mr. Hawken represents that he has not and will not incur any such expenses (to the extent not previously reimbursed) other than in the ordinary course and consistent with past practice.

1.8    Mr. Hawken’s accrued and vested benefit under the Kilroy Realty Corporation 401(k) (the “401(k) Plan”) will be paid in accordance with the terms of that plan. Mr. Hawken also has a fully vested account balance under the Kilroy Realty Corporation 2007 Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”). Mr. Hawken’s Deferred Compensation Plan benefit will be paid to Mr. Hawken in one lump sum on or as soon as practicable after the earlier of the date that is six months and one day after the Separation Date or the date of Mr. Hawken’s death, after taking into account the notional earnings or losses occurring prior to the date of payment. In the event of any inconsistency or ambiguity between this payment provision and the payment provisions of the 401(k) Plan or the Deferred Compensation Plan, the 401(k) Plan or the Deferred Compensation Plan, as applicable, shall control.

1.9    Beginning with coverage the month following the month in which the Separation Date occurs, Mr. Hawken will have the option to convert and continue coverage for himself and his eligible dependents under KRC’s group health and dental insurance plans, as may be required by law under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or Cal-COBRA, as applicable. Mr. Hawken acknowledges that he must make a timely election to continue such coverage under COBRA or Cal-COBRA and that he shall (except as provided in Section 2.4 below) be exclusively responsible to pay the full costs of the premiums and administrative charges required by COBRA or Cal-COBRA, as applicable.

1.10    From time to time Company has previously awarded Mr. Hawken Company restricted stock units (any such restricted stock units that have been subject to only time- and service-based vesting requirements are referred to as “RSUs” and any such restricted stock units that have also been subject to performance-based vesting requirements are referred to as “PSUs”) pursuant to certain written restricted stock unit award agreements from Company (each, an “Award Agreement”). As of the Separation Date, Mr. Hawken will have approximately 328,423.048409 RSUs which are outstanding, have vested, but as to which the payment has been deferred in accordance with the terms of the award (“Vested Deferred RSUs”), 50,637.8303 PSUs which are outstanding, have vested, but as to which the payment has been deferred in accordance with the terms of the award (“Vested Deferred PSUs”), 30,245.060323 RSUs which are outstanding but have not vested (“Unvested RSUs”), and PSUs which are outstanding but have not vested (“Unvested PSUs”). The Unvested PSUs consist of approximately the following: a target of 19,664.7670 PSUs awarded to Mr. Hawken on February 14, 2018 (the “2018 Annual PSUs”), a target of 16,768.4148 PSUs awarded to Mr. Hawken on December 27, 2018 (the “December 2018 PSUs”), a target of 18,234.4220 PSUs awarded to Mr. Hawken on February 1, 2019 (the “2019 Annual PSUs”), and a target of 12,356.8544 PSUs awarded to Mr. Hawken on January 31, 2020 (the “2020 Annual PSUs”). (Unit amounts set forth in the preceding two sentences include dividend equivalents credited in accordance with the terms of the awards through the date of this Agreement.) The Vested Deferred RSUs and the Vested Deferred PSUs (together with any additional dividend equivalents thereon credited pursuant to the applicable award terms after the date hereof through the applicable payment date) will be paid in accordance with the terms of the applicable Award Agreements on (or within sixty (60) days following) the earlier of the date that is six (6) months and one (1) day after the Separation Date or the date of Mr. Hawken’s death. The 2020 Annual PSUs shall terminate and be cancelled in their entirety as of the Separation Date and Mr. Hawken shall have no right with respect thereto or in respect thereof. Mr. Hawken agrees that he has no equity interest, no derivative equity interest, and no equity awards with respect to interests in, the Operating Partnership.

1.11    Any shares of Company common stock to be delivered to Mr. Hawken with respect to the vesting of an RSU or PSU as contemplated by this Agreement shall be distributed to an account established at Shareworks by Morgan Stanley in Mr. Hawken’s name (the “Shareworks Account”). Mr. Hawken acknowledges and agrees that he will promptly transfer any shares of Company common stock and any cash amounts in the Shareworks Account to his personal brokerage and/or bank account as soon as possible, and promptly after any additional amounts are credited to such account in the future and, following the last payment to be made pursuant to this Agreement with respect to the RSUs and PSUs, KRC will remove Mr. Hawken’s access to the Shareworks Account on the date that is nine months after the Separation Date. Furthermore, in accordance with KRC’s Insider Trading Compliance Policy, Mr. Hawken hereby acknowledges and agrees not to buy, sell or otherwise trade in any KRC securities while in possession of any material non-public information about KRC. Any fractional RSU or PSU interests will be settled in cash.

1.12    KRC will not dispute a claim for unemployment benefits should one be filed by Mr. Hawken, though Mr. Hawken acknowledges that it is the Employment Development Department of the State of California and not KRC which determines eligibility for such benefits.

1.13    On or prior to the Separation Date, Mr. Hawken shall coordinate with KRC Human Resources for the return of the following: (i) all KRC property, including all tangible or intangible property, such as equipment, software, information, office, parking and/or elevator access keys, books and data, that he was provided during his employment; (ii) all Confidential Information (as that term is defined in the Confidentiality Agreement) in his possession; and (iii) a complete list of all computer and website log-in passwords that he used for KRC work purposes (each and collectively, “KRC Property”). Mr. Hawken represents and warrants that he has not and will not retain any KRC Property of any type or in any form, whether created, generated, stored or transmitted in any electronic or other format, or in any other media, on any electronic device, such as but not limited to his personal laptop, thumb drives or other electronic devices or computers to which he has access. As a limited and narrow exception hereto, Mr. Hawken may retain any personnel or payroll records to which he is legally entitled and any contacts, calendars and personal correspondence.

1.14    Each of the Confidentiality Agreement and the Indemnification Agreement remains in full force and effect through the Separation Date and, thereafter, in accordance with its terms. Mr. Hawken acknowledges, represents and warrants that he has complied in all material respects with his obligations under the Confidentiality Agreement. Mr. Hawken shall continue to be covered under the applicable KRC directors’ and officers’ liability insurance pursuant to any applicable tail coverage.

2    MR. HAWKEN’S TERMINATION PAYMENTS AND BENEFITS IN EXCHANGE FOR A FULL AND FINAL RELEASE OF CLAIMS

    In consideration for the covenants, promises and obligations set forth herein, the Release (as such term is defined below), and the other covenants and promises of Mr. Hawken set forth in this Agreement, and subject to the condition precedent that Mr. Hawken satisfy the Release Requirement (as such term is defined below), KRC shall make the following payments and provide the following benefits to Mr. Hawken (collectively, the “Section 2 Payments and Benefits”), which payments or benefits KRC would not otherwise be obligated to make or provide to Mr. Hawken. For clarity, KRC shall not be obligated to pay or provide, as the case may be, any of the Section 2 Payments and Benefits if the Release Condition is not satisfied. For purposes of this Agreement, the “Release Condition” means that (i) on or within twenty one (21) days after the Separation Date Mr. Hawken shall have delivered to KRC a release, in the form attached hereto as Exhibit A, executed by Mr. Hawken (“Release”), and (ii) Mr. Hawken shall not revoke the Release (or any portion thereof) pursuant to any revocation right afforded by applicable law. Such Release shall be null and void if the Company and the Operating Partnership do not execute it after Mr. Hawken has executed it; provided that, for clarity, in those circumstances Mr. Hawken shall still be entitled to the Section 2 Payments and Benefits so long as he satisfied the Release Condition.

2.1    KRC shall pay to Mr. Hawken a single severance payment in cash in an aggregate amount equal to Fourteen Million Fifty Thousand Five Hundred Forty Dollars ($14,050,540.00), with such payment to be made on or within ten (10) days following the earlier of the date that is six (6) months and one (1) day after the Separation Date or the date of Mr. Hawken’s death.

2.2    The Unvested RSUs shall be considered to have vested immediately prior to the Separation Date and shall be paid (together with any additional dividend equivalents credited thereon in accordance with the terms of the applicable Award Agreements after the date hereof through the applicable payment date) to Mr. Hawken in accordance with the applicable Award Agreements on or within ten (10) days following the earlier of the date that is six (6) months and one (1) day after the Separation Date or the date of Mr. Hawken’s death.

2.3    The time- and service-based vesting requirements applicable to the Unvested PSUs shall (other than as to the 2020 Annual PSUs) be considered to have been satisfied immediately prior to the Separation Date. The Unvested PSUs (other than the 2020 Annual PSUs) shall be payable as follows: (i) with respect to the December 2018 PSUs, a total of 33,536.8296 PSUs (including dividend equivalents credited in accordance with the terms of the award through the date of this Agreement and after giving effect to the performance measures applicable to the award) shall be considered to have vested immediately prior to the Separation Date and shall (together with any additional dividend equivalents credited thereon in accordance with the terms of the applicable Award Agreement after the date hereof through the applicable payment date) be paid to Mr. Hawken on or within sixty (60) days following the Separation Date; (ii) with respect to the 2018 Annual PSUs, a total of 29,497.1505 PSUs (including dividend equivalents credited in accordance with the terms of the award through the date of this Agreement and after giving effect to the funds from operations per share performance metric applicable to the award, but before giving effect to the other performance metrics applicable to the award) are currently outstanding, such number of units shall be adjusted in accordance with the applicable Award Agreement for the other performance metrics applicable to the award, and such adjusted number of units (together with any additional dividend equivalents credited thereon in accordance with the terms of the applicable Award Agreement after the date hereof through the applicable payment date) shall be paid to Mr. Hawken on or within sixty (60) days following the Separation Date; and (iii) with respect to the 2019 Annual PSUs, a total of 27,351.633 PSUs (including dividend equivalents credited in accordance with the terms of the award through the date of this Agreement and after giving effect to the funds from operations per share performance metric applicable to the award, but before giving effect to the other performance metrics applicable to the award) are currently outstanding, such number of units shall be adjusted in accordance with the applicable Award Agreement for the other performance metrics applicable to the award, and such adjusted number of units (together with any additional dividend equivalents credited thereon in accordance with the terms of the applicable Award Agreement after the date hereof through the applicable payment date) shall be paid to Mr. Hawken on or within sixty (60) days following the Separation Date.

2.4    KRC will pay or reimburse Mr. Hawken for his premiums charged to continue medical coverage pursuant to COBRA (or Cal-COBRA, as the case may be), at the same or reasonably equivalent medical coverage for Mr. Hawken (and, if applicable, his eligible dependents as in effect immediately prior to the Separation Date, to the extent that Mr. Hawken timely elects such continued coverage; provided that KRC’s obligation to make any payment or reimbursement pursuant to this paragraph shall commence with continuation coverage for the month following the month in which the Separation Date occurs and shall cease with continuation coverage for the thirty-sixth (36th) month following the month in which the Separation Date occurs (or, if earlier, shall cease upon the first to occur of the date Mr. Hawken becomes eligible for coverage under the health plan of a future employer or the date KRC ceases to offer group medical coverage to its active executive employees).

2.5    As a limited and narrow exception to Section 1.13, Mr. Hawken may retain any iPhone, iPad and/or computer provided to him by KRC on the additional condition precedent that, prior to retaining the equipment, Mr. Hawken shall provide KRC’s information technology department such equipment so that they may permanently wipe the memory and any storage devices of such equipment. Mr. Hawken shall also coordinate, to the extent he wants to retain any such information and before any such memory and storage is so wiped, with KRC’s human resources and information technology departments in identifying any personal data or contact information for his retention and in connection with transferring any such personal data or contact information that he wishes to retain to another personal device.

2.6    The Company shall reimburse Mr. Hawken for his reasonable legal fees incurred in connection with the negotiation of this Agreement in an amount not to exceed $10,000.

3    NO REPRESENTATIONS AS TO TAXABILITY OF ANY PAYMENTS

All payments and benefits contemplated by this Agreement (including, without limitation, the Section 2 Payments and Benefits) are subject to applicable withholdings and deductions. KRC has not made, and does not make, any representations as to the taxability of any of the Section 2 Payments and Benefits, or any other payments or benefits contemplated by this Agreement, or any portion thereof, under state, local or federal law. KRC may reflect any payments to Mr. Hawken on a Form W-2 or as required by law. Mr. Hawken expressly acknowledges that in entering into this Agreement, no representations regarding taxability of the Section 2 Payments and Benefits or any other payments and benefits have been made to him. Mr. Hawken shall be solely responsible for any and all tax liability with respect to the Section 2 Payments and Benefits and such other payments and benefits, except as to any amounts of tax withholding that KRC may actually withhold therefrom pursuant to applicable laws, rules and regulations.

4    REMEDY FOR BREACH OF AGREEMENT

4.1    Without limiting any and all available rights or remedies as decided by the arbitrator, at law or in equity, all of which shall be available and are not waived, the Parties agree that any breach of the terms of this Agreement, the Release, or the Confidentiality Agreement would result in irreparable injury and damage to either one of them, for which there is no adequate remedy at law. The Parties agree that the aggrieved Party (including the respective KRC Released Parties as set forth in the Release in the event of a breach of the Release) shall be entitled to obtain a temporary restraining order and/or a preliminary injunction or permanent injunction, without the need to post a bond, for the purpose of restraining the other Party from engaging in prohibited activities or providing for such other relief as may be required to specifically enforce the terms of this Agreement, the Release, or the Confidentiality Agreement.

4.2    Resort to any remedy provided for in this Agreement, the Release, or the Confidentiality Agreement will not prevent concurrent or subsequent award of other appropriate remedies or preclude a recovery of monetary damages and other compensation or restitution.

4.3    The Parties agree that any action, dispute, controversy or claim (collectively, “Dispute”) arising out of or in any way relating to this Agreement or the Release, or to the breach or threatened breach of this Agreement or the Release, or to the breach or threatened breach of the Confidentiality Agreement, or to any other matters between the Parties including without limitation Mr. Hawken’s employment with KRC and the termination thereof, shall be resolved to the fullest extent provided by law by final and binding arbitration administered by JAMS before a single neutral arbitrator. The arbitration will be conducted pursuant to the Employment Arbitration Rules & Procedures and subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The rules may be accessed at: https://www.jamsadr.com/rules-employment-arbitration/english. Under these rules, the Parties acknowledge and agree that: (a) a Party may file any claim in arbitration that could have been brought or filed in any court of law or in equity; (b) the prevailing Party shall recover any and all damages and all other relief that would otherwise be available at law or in equity; (c) each Party is entitled to discovery sufficient to adequately arbitrate the Dispute, including access to essential documents and witnesses; (d) KRC shall pay the entire cost of the arbitrator and the arbitration forum costs; (e) the arbitrator shall issue a written decision stating the essential findings and conclusions on which the arbitration award is based, and sufficient to allow for judicial review to the fullest extent permitted by law including for legal error; and (f) except as required for judicial review or in response to court order, any and all proceedings shall be maintained in the strictest confidence by the Parties and their representatives, the arbitrator and any other participants in the arbitration proceedings. Each of the Parties hereby consents to the jurisdiction of the arbitrator, the authority of the arbitrator to award the relief provided for herein, and to JAMS to administer the arbitration, and to submit to said jurisdiction. Accordingly, each Party voluntarily, knowingly and intentionally waives the Party’s right to a jury trial, and agrees to submit any Dispute to arbitration under the terms and conditions provided for herein. The venue of the arbitration shall be in the County of Los Angeles, specifically, at the JAMS offices located at 1925 Century Park E, 14th Floor, Los Angeles, CA 90067, unless the Parties mutually agree in a writing executed by both Parties to a different venue. The Parties agree that this Section 4.3 duly amends, in relevant part, Section 7 of the Confidentiality Agreement and Section 12 of the Employment Agreement, and particularly without limitation Section 12(c) of the Employment Agreement, as Mr. Hawken has agreed to arbitration as the sole remedy, except injunctive relief as stated above, for the resolution of any dispute. The Parties agree that this Arbitration Agreement shall be governed by California Civil Procedure Code section 1280 et seq. and the Federal Arbitration Act (“FAA”), 9 U.S.C. section 1, et. seq., except when there is a conflict between the two the FAA will control. Notwithstanding anything herein to the contrary (but, as to the Section 2 Payments and Benefits, only if the Release Condition has been satisfied), KRC shall pay Mr. Hawken compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in consideration of this Agreement, the Release or the Confidentiality Agreement.

5    INTEGRATED AGREEMENT

This Agreement, together with the Release attached hereto, the Confidentiality Agreement, and the Indemnification Agreement (the “Integrated Agreement”), constitutes an integrated written contract expressing the entire agreement between KRC and Mr. Hawken as to its and their subject matter. The Integrated Agreement supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof or thereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter of the Integrated Agreement, or any portion of the Integrated Agreement, shall be deemed to have been merged into the Integrated Agreement, and to the extent inconsistent therewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of the Integrated Agreement except as expressly set forth in the Integrated Agreement.

6    SEVERABILITY
It is the desire and intent of the parties hereto that the provisions of this Agreement and of the Release be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement or of the Release shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement and of the Release or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end, each of the provisions of this Agreement as well as each of the provisions of the Release is declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement and the Release, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement and the Release or affecting the validity or enforceability of such provision in any other jurisdiction.

7    AMENDMENTS AND WAIVER

This Agreement and the Release may not be modified or amended, in whole or in part, except in a formal, definitive written agreement expressly referring to this Agreement or the Release, as the case may be, which agreement is signed by an authorized officer of KRC and by Mr. Hawken. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement or under the Release shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

8    GOVERNING LAW

Construction and interpretation of this Agreement and of the Release shall at all times and in all respects be governed by the laws of the State of California, without regard to the rules or principles of conflicts or choice of law that might look to any jurisdiction outside of California.

9    MISCELLANEOUS TERMS

9.1    Each of the Parties has received, or has been given the opportunity to receive, prior independent legal advice from legal counsel and tax advisors of their choice with respect to the advisability of entering into this Agreement (and, as to Mr. Hawken, with respect to the advisability of entering into the Release), and the taxability of any payments set forth herein, and therefore no ambiguity of this Agreement or of the Release shall be resolved against any Party by virtue of having participated in the drafting of this Agreement or of the Release.

9.2    Each of the Parties represents that each has read this Agreement and the Release carefully, knows and understands its contents, and has investigated the facts pertaining to this Agreement and the Release to the extent that each deems necessary or desirable.

9.3    The section headings and titles contained in this Agreement and in the Release are inserted for convenience only, and they neither form a part of this Agreement or the Release, nor are they to be used in the construction or interpretation of this Agreement or the Release. In this Agreement and in the Release, where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. In this Agreement and in the Release, where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

9.4    This Agreement and the Release are personal to Mr. Hawken and shall not be assignable by Mr. Hawken except by operation of law. This Agreement and the Release shall inure to the benefit of and be binding upon Company, the Operating Partnership, and each of its and their respective successors and assigns and any such successor or assignee shall be deemed substituted for Company or Operating Partnership, as the case may be, under the terms of this Agreement and the Release for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of Company or Operating Partnership, as the case may be, or to which Company or the Operating Partnership assigns this Agreement or the Release, as the case may be, by operation of law or otherwise.

9.5    Except as otherwise provided herein, KRC and Mr. Hawken shall each bear their own attorneys’ fees, costs, and expenses incurred with respect to the drafting, negotiation or execution of this Agreement and the Release.

9.6    The Parties consent and agree that this Agreement and the Release may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the Party so signing as a paper copy bearing such party’s hand-written signature. The Parties further consent and agree that (1) to the extent a party signs this Agreement or the Release using electronic signature technology, by clicking “sign”, such Party is signing this Agreement or the Release, as the case may be, electronically, and (2) the electronic signatures appearing on this Agreement and the Release shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.

9.7    Nothing in this Agreement, the Confidentiality Agreement or the Release prohibits Mr. Hawken from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Mr. Hawken does not need the prior authorization or approval of any officer or employee of KRC to make any such reports or disclosures and he is not required to notify KRC that he has made such reports or disclosures. Further, nothing in this Agreement, the Confidentiality Agreement or the Release prohibits or restricts Mr. Hawken’s ability to share confidential information regarding possible violations of the law with any federal, state or local government agency, and to accept monetary awards for providing information about violations of the law to any such agency (sometimes referred to as whistleblower awards or informant awards) under any whistleblower law, rule or program. Further, the Parties represent and agree that this Agreement, the Confidentiality Agreement and the Release are intended to fully comply with the Defend Trade Secrets Act of 2016. Accordingly, Mr. Hawken acknowledges and understands the following:

(a)    An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)    Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

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IN WITNESS WHEREOF, this Agreement has been duly executed by KRC and Mr. Hawken on the date of this Agreement first set forth above.

/s/ Jeffrey C. Hawken
JEFFREY C. HAWKEN

KILROY REALTY CORPORATION
a Maryland Corporation

By:	/s/ Tyler H. Rose
Name: Tyler H. Rose Title: Executive Vice President and Chief Financial Officer

By:	/s/ Heidi R. Roth
Name: Heidi R. Roth Title: Executive Vice President, Chief Administrative Officer

KILROY REALTY, L.P.,
a Delaware limited partership

By:	KILROY REALTY CORPORATION,
a Maryland Corporation,
Its:	General Partner

By:	/s/ Tyler H. Rose
Name: Tyler H. Rose Title: Executive Vice President and Chief Financial Officer

By:	/s/ Heidi R. Roth
Name: Heidi R. Roth Title: Executive Vice President, Chief Administrative Officer

Exhibit A

RELEASE

1	GENERAL RELEASE OF CLAIMS

1.1    Jeffrey C. Hawken (“Mr. Hawken”) enters into this Release on _______________, 2020 (the “Effective Date”) and delivers it to KRC (as defined below) in consideration of the Section 2 Payments and Benefits provided for in that certain Separation Agreement by and between, on the one hand, Mr. Hawken and, on the other hand, Kilroy Realty Corporation, a Maryland corporation (“Company”), and Kilroy Realty, L.P., a Delaware limited partnership (“Operating Partnership”, and Company and Operating Partnership referred to collectively as, “KRC”) dated on or about July 2, 2020 (the “Separation Agreement”). Capitalized terms used in this Release that are not otherwise defined herein are used as defined in the Separation Agreement.

1.2    Mr. Hawken for himself and on behalf of his spouse and child or children (if any), heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns (together, the “Hawken Releasing Parties”), shall and does hereby and forever fully, finally and forever generally remise, release, waive and discharge Company, Operating Partnership, the KRC Released Parties (as such term is defined below), and each of them, from any and all known or unknown, suspected or unsuspected, whether or not concealed or hidden, claims, rights, actions and causes of action, at law or in equity, including but not limited to the Released Claims (as such term is defined below), which Mr. Hawken or any of the Hawken Releasing Parties ever had or held, now has or holds, or hereafter can, shall, or may have or hold against KRC, the KRC Released Parties, or any one of them, based on any occurrences, transactions, events, acts, or omissions related to Mr. Hawken’s employment with the Company, the Operating Partnership, or their respective Affiliates or subsidiaries, or Mr. Hawken’s separation from employment from the Company, the Operating Partnership, or their respective Affiliates or subsidiaries from the beginning of the World through the Effective Date. Mr. Hawken acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

1.3    Notwithstanding anything else stated herein to the contrary, the foregoing release of claims shall not apply to any of the following: (i) KRC’s obligations under the Separation Agreement (including as to the payment of the compensation and benefits provided for therein); (ii) rights to indemnification Mr. Hawken may have under the Indemnification Agreement or under the articles, bylaws or other governing documents of Company or the Operating Partnership or any of their respective Affiliates; (iii) rights Mr. Hawken may have as a shareholder of the Company; (iv) any rights that Mr. Hawken may have to insurance coverage for such losses, damages or expenses under any directors and officers liability insurance policy of Company, Operating Partnership, or any of their respective Affiliates; and/or (v) any rights to continued medical and dental coverage Mr. Hawken may have under COBRA. In addition, this Release, and the releases provided for herein by Mr. Hawken, do not cover any claim that cannot be so released as a matter of applicable law.

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1.4    The term “KRC Released Parties” means and shall include Company, Operating Partnership, their respective Affiliates, and each of its or their current or former officers, directors, shareholders, investors, partners, representatives, members, employees (in their respective capacities as such, in their individual and personal capacities, and in any and all other capacities), servants, agents, managing agents, owners, partnerships, trustees, predecessors, successors, assigns, affiliates, parents, subsidiaries (whether or not wholly owned), attorneys, administrators, insurers and reinsurers, accountants, and lenders.
1.5    The term “Released Claims” means and shall include any and all claims, actions, and causes of action, liens, debts, liabilities, demands, obligations, contracts or commitments, suits, debts, accounts, covenants, disputes, controversies, agreements, stock options agreements, promises, acts, costs and expenses (including without limitation attorneys’ and expert witness fees), damages and executions, of whatever kind or nature related to Mr. Hawken’s employment with the Company, the Operating Partnership, or their respective Affiliates or subsidiaries, or Mr. Hawken’s separation from employment from the Company, the Operating Partnership, or their respective Affiliates or subsidiaries. Without limitation, the term “Released Claims” includes any statutory, civil, common law or administrative claim, such as but not limited to claims under the California Fair Employment and Housing Act (FEHA) (Cal. Gov’t Code section 12940 et seq.), Title VII of the 1964 Civil Rights Act, as amended (Title VII) (42 U.S.C. section 2000e et seq.), the Fair Labor Standards Act, as amended (29 U.S.C. section 201 et seq.), the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. section 1981 et. seq., the Consolidated Omnibus Benefits Reconciliation Act of 1985 (COBRA) and any notices provided to Mr. Hawken under COBRA, the Americans with Disabilities Act (ADA) (42 U.S.C. section 12101 et seq.), the Worker Adjustment and Retraining Notification Act of 1988 (29 U.S.C. sections 2101 et seq.), the California WARN Act (Cal. Labor Code section 1400 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. section 701, et seq.), the Family and Medical Leave Act of 1992, 29 U.S.C. section 2601 et seq., the Employee Retirement Income Security Act (ERISA), 29 U.S.C. section 1001 et. seq., Section 132a of the California Workers’ Compensation Act (Labor Code section 132a); claims under the California Labor Code (except with respect to workers’ compensation and unemployment insurance claims); except for the compensation and benefits to be paid as provided under the Separation Agreement, claims for compensation including salary (and the manner of payment thereof and any withholdings therefrom pursuant to required tax withholdings or as otherwise ordered by court), discretionary bonus, RSUs, Vested Deferred RSUs, Unvested RSUs, PSUs, Vested Deferred PSUs, Unvested PSUs, each and any Award Agreement, any other equity or other awards, fringe benefits, vacation, auto allowance, separation pay, incentive pay or other employee benefits (except claims for California statutory unemployment insurance benefits); except for the compensation and benefits to be paid as provided under the Separation Agreement, claims related to KRC’s notice of termination, the amount of notice and the termination of Mr. Hawken’s employment with KRC, and the timing thereof, attorneys’ fees, costs, expenses and expert witness expenses, tort damages, personal injury damages, breach of implied or express contract, discrimination on the basis of any statutorily protected class, failure to accommodate, failure to engage in an interactive process, wrongful termination in violation of public policy, breach of fiduciary duty, declaratory relief, injunctive relief, public policy breach, intentional or negligent infliction of emotional distress, breach of implied covenant of good faith and fair dealing, interference with contract, interference with prospective economic advantage, intentional or negligent misrepresentation, promissory fraud, fraud, conversion, defamation, libel, slander,

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invasion of privacy, disparagement of any kind or nature, malicious prosecution, or abuse of process (whether express, implied in law or fact, oral or written), whether known or unknown, suspected or unsuspected, fixed or contingent, at law or in equity, which Mr. Hawken ever had or held, now has or holds, or hereafter can, shall, or may have or hold at any time in the future, in any capacity, individually, or as a member of a class, collective or representative action, with respect to his employment with KRC or the termination thereof, from the beginning of the World through the Effective Date.
1.6    Each of the Company and the Operating Partnership shall and does hereby and forever fully, finally and forever generally remise, release, waive and discharge Mr. Hawken, the Hawken Releasing Parties, and each of them, from any and all known or unknown, suspected or unsuspected, whether or not concealed or hidden, claims, rights, actions and causes of action, at law or in equity, which the Company or the Operating Partnership ever had or held, now has or holds, or hereafter can, shall, or may have or hold against Mr. Hawken, the Hawken Releasing Parties, or any of them, based on any occurrences, transactions, events, acts, or omissions related to Mr. Hawken’s employment with the Company, the Operating Partnership, or their respective Affiliates or subsidiaries, or Mr. Hawken’s separation from employment from the Company, the Operating Partnership, or their respective Affiliates or subsidiaries from the beginning of the World through the Effective Date.
2    WAIVER OF SECTION 1542 RIGHTS

2.1    Each party hereto hereby acknowledges that he or it understands that the facts with respect to which the releases set forth herein are given may turn out to be different from the facts now known or believed to be true by him or it, and he or it accepts and assumes the risk of facts turning out to be different, and agrees that this Release shall remain in all respects effective and not subject to termination or rescission by virtue of such difference in facts. Each party hereto further acknowledges that he or it has been informed of and understands the provision of California Civil Code Section 1542 which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
2.2    Each party hereto expressly waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code of the State of California and under any statute, rule, or principle of common law or equity, of any jurisdiction, that is similar to such Section 1542.

3    SPECIAL ADEA WAIVER

3.1    Mr. Hawken hereby releases and forever discharges Company, the Operating Partnership, the KRC Released Parties, and each of them, from any and all claims under the Age

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Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq. Mr. Hawken hereby acknowledges that: (i) he fully understands the terms, conditions and provisions of this Release; (ii) this release specifically applies to any rights or claims he may have against Company, the Operating Partnership, the KRC Released Parties, or any of them, under the ADEA; (iii) this provision does not waive or purport to waive ADEA rights or claims that may arise from acts or events occurring after the date this waiver is executed; (iv) the consideration provided for this Release pursuant to the Separation Agreement is in addition to that which he is already entitled; (v) he has been advised of the right to consult with his own attorney of his choice prior to signing this Release; (vi) he has been given twenty-one (21) days within which to consider the settlement set forth in this Release prior to signing this Release; and (vii) he understands that he has seven (7) days following the date he signs this Release within which to revoke this Release (“Revocation Period”), and that this Release shall not become effective or enforceable until the Revocation Period has expired. Any such revocation must be in writing and must be received by KRC during the seven-day revocation period. Any notice of revocation should be sent by Mr. Hawken in writing to KRC (attention Vice President, Human Resources), 12200 West Olympic Blvd., Suite 200, Los Angeles, CA 90064, so that each is received within the seven (7)-day period following execution of this Release by Mr. Hawken.

3.2    Mr. Hawken understands that he may execute this Release before the expiration of the twenty-one (21) day period referenced above, and he acknowledges and agrees that should he do so, he knowingly and voluntarily waives the full twenty-one (21) day period to consider the settlement set forth in this Release.

4    NO PENDING CLAIMS OR OTHER CHARGES

4.1    Mr. Hawken represents and warrants that he has no claims or charges pending against Company, Operating Partnership, the KRC Released Parties, or any one of them, with the California Labor Commissioner, the United States Department of Labor, the California Department of Fair Employment and Housing (DFEH), the United States Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local governmental agency or in any civil court or other forum in any jurisdiction. Except as expressly set forth herein, Mr. Hawken shall not file, or cause to be filed, any claims, suits or charges against Company, the Operating Partnership, the KRC Released Parties, or any one of them with respect to the Released Claims. Except as expressly set forth herein, the Company and the Operating Partnership agree that it shall not file, or cause to be filed, any claims, suits or charges against Mr. Hawken, the Hawken Releasing Parties, or any one of them with respect to the claims it has released in Section 1.6.

4.2    Should Mr. Hawken, or anyone acting in his behalf or in concert with him, bring any demand, claim, suit, charge or process (each an “action”) against Company, Operating Partnership or any one of the KRC Released Parties, in any forum or venue, whether the action is brought in Mr. Hawken’s individual capacity, or in a representative capacity on behalf of Mr. Hawken or others, or as agents of disclosed or undisclosed principals, such action shall be in breach of this Release. Without limitation, in the event of a breach referenced in this Section 4.2, KRC shall be entitled to recover its reasonable attorneys’ fees, costs and expenses (including expert witness fees and costs) as a measure of its damages.

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4.3    Should the Company or the Operating Partnership, or anyone acting on its behalf or in concert with it, bring any demand, claim, suit, charge or process (each an “action”) against Mr. Hawken or any one of the Hawken Releasing Parties, in any forum or venue, whether the action is brought in its name, or in a representative capacity on behalf of the Company or the Operating Partnership, or as agents of disclosed or undisclosed principals, such action shall be in breach of this Release. Without limitation, in the event of a breach referenced in this Section 4.3, Mr. Hawken shall be entitled to recover its reasonable attorneys’ fees, costs and expenses (including expert witness fees and costs) as a measure of its damages.
4.4    Mr. Hawken represents and warrants that there has been no assignment or transfer of any Released Claims, or portion thereof, to any other person. Each of the Company and the Operating Partnership represents and warrants that there has been no assignment or transfer of any claims it has released in Section 1.6, or portion thereof, to any other person. Nothing in this Release shall modify the Charter or Bylaws of KRC regarding any provision therein respecting indemnification of a former directors, officer or employee by KRC.

4.5    With respect to Mr. Hawken’s right to enforce the Separation Agreement and to cooperate with governmental agencies and personnel, nothing in the Separation Agreement, the Confidentiality Agreement or this Release shall prohibit or interfere with Mr. Hawken’s right to bring any action to enforce the terms of the Separation Agreement, the Confidentiality Agreement or this Release, or to file a charge with, cooperate with, or participate in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission, or other federal, state or local agency. However, except where otherwise prohibited by law, the consideration provided to Mr. Hawken in the Separation Agreement shall be the sole relief provided to him for all claims he previously asserted or could have asserted. Mr. Hawken is not, and shall not be, entitled to recover, and he agrees to waive, any back pay, back benefits, damages for emotional distress, other actual or compensatory damages, punitive damages, interest, and other monetary benefits or other personal relief or recovery against KRC in connection with any such claim, charge or proceeding of any kind without regard to which entity or person has brought such claim, charge or proceeding, except for whistleblower or informant awards as set forth below in Section 9.7 of the Separation Agreement.

5    NO ADMISSION OF LIABILITY

Each party hereto expressly acknowledges and agrees that the Separation Agreement and this Release represent a settlement of disputed rights and claims and that, by entering into the Separation Agreement and this Release, neither Company, the Operating Partnership, nor any one of the KRC Released Parties, nor Mr. Hawken, nor any one of the Hawken Releasing Parties admits or acknowledges the existence of any liability or wrongdoing, all such liability being specifically and expressly denied.

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IN WITNESS WHEREOF, this Release has been duly executed by KRC and Mr. Hawken on the date of this Release first set forth above.

JEFFREY C. HAWKEN

KILROY REALTY CORPORATION
a Maryland Corporation

By:
Name: Tyler H. Rose Title: Executive Vice President and Chief Financial Officer

By:
Name: Heidi R. Roth Title: Executive Vice President, Chief Administrative Officer

KILROY REALTY, L.P.,
a Delaware limited partership

By:	KILROY REALTY CORPORATION,
a Maryland Corporation,
Its:	General Partner

By:
Name: Tyler H. Rose Title: Executive Vice President and Chief Financial Officer

By:
Name: Heidi R. Roth Title: Executive Vice President, Chief Administrative Officer

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